Media Contact: William H. Galligan Phone: 816/983-1551

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KCS Settles Final Differences with TMM

Kansas City, Missouri – September 24, 2007 – Kansas City Southern (KCS) (NYSE:KSU) has entered into a settlement agreement with Grupo TMM, S.A. (TMM), and terminated several contractual relationships to resolve recent claims and disputes over escrows established in 2005 as part of its acquisition of Grupo TFM, S.A. de C.V., (now Kansas City Southern de Mexico, or KCSM). KCS will pay TMM $54.1 million in cash to retire two escrows currently valued at approximately $86.6 million on the company’s financial statements and to settle all claims between the two parties.

Without this settlement, KCS could have owed an additional payout from an escrow of $40 million in 2010 payable in KSU shares.

“We are pleased with the settlement because it avoids any possibility of a larger future payout to TMM and future dilution of KSU shares” stated KCS chairman and chief executive officer Michael R. Haverty. “It equitably addresses the economic relationships between KCS and TMM that resulted from our acquisition of KCSM, and closes the only remaining issue from that transaction which is the escrow held by KCS to cover certain post-closing contingencies.”

At the time of the acquisition of KCSM, the parties created an Indemnity Escrow of $47 million to be paid in cash to TMM to cover post-closing contingencies in 2007, unless certain breaches or violations were proven in arbitration. Including accumulated interest charges, the Indemnity Escrow is presently valued at approximately $53 million.

Additionally, as part of an earn out provision to TMM covered in the acquisition agreement, KCS was required to create a Tax Escrow of $40 million to be paid to TMM in equity by 2010, unless KCS experienced certain types of unavoidable tax liabilities at KCSM, which are not foreseen at this time. This tax escrow is currently valued at approximately $33.7 million. With the settlement announced today by KCS, the TFM acquisition transaction is closed and the escrow held by KCS at the time of that transaction is eliminated.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.